Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

October 25, 2023

Cellectar Biosciences, Inc.
100 Campus Drive
Florham Park, New Jersey 07932

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 34,487,159 shares (the “Shares”) of common stock, $0.00001 par value per share (the “Common Stock”), of the Company, which are comprised of (i) up to 13,461,531 shares of our common stock issuable upon conversion of 1,225 shares of Series E-1 Preferred Stock, par value $0.00001 per share, of the Company (the “Series E-1 Preferred Stock”) that are currently outstanding, (ii) up to 13,846,146 shares of our common stock issuable upon conversion of 2,205 shares of Series E-3 Preferred Stock, par value $0.00001 per share, of the Company (the “Series E-3 Preferred Stock”) that are issuable upon the exercise of tranche A warrants (the “Tranche A Warrants”) and (iii) up to 7,179,482 shares of our common stock issuable upon conversion of 1,715 shares of Series E-4 Preferred Stock, par value $0.00001 per share, of the Company (the “Series E-4 Preferred Stock” and; together with the Series E-1 Preferred Stock, the Series E-2 Preferred Stock (as defined below) and the Series E-3 Preferred Stock, the “Series E Preferred Stock”) that that are issuable upon the exercise of tranche B warrants (together with the Tranche A Warrants, the “Warrants”). The Series E-1 Preferred Stock and the Warrants were issued on September 8, 2023 pursuant to the securities purchase agreement, dated September 5, 2023, between the Company and the investors named thereto (the “Securities Purchase Agreement”). The Series E-2 Preferred Stock, par value $0.00001 per share, of the Company (the “Series E-2 Preferred Stock”) are issuable in lieu of shares of Common Stock at the option of holders of Series E-1 Preferred Stock.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin (DC) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Cellectar Biosciences, Inc.

October 25, 2023

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), the Company’s Amended and Restated Bylaws, the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Voting Preferred Stock (the “Certificate of Designation”), the Securities Purchase Agreement, the Warrants and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Series E-1 Preferred Stock and the Warrants by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that (i) the portion of the Shares issuable upon conversion of the Series E-1 Preferred Stock or the Series E-2 Preferred Stock, when duly issued and delivered in accordance with the terms of the Series E-1 Preferred Stock or the Series E-2 Preferred Stock, as applicable, will be validly issued, fully paid and non-assessable and (ii) the portion of the Shares issuable upon conversion of the Series E-3 Preferred Stock and the Series E-4 Preferred Stock, when duly issued and delivered in accordance with the terms of the Series E-3 Preferred Stock and the Series E-4 Preferred Stock, as applicable, following issuance of the Series E-3 Preferred Stock and the Series E-4 Preferred Stock in accordance with the terms of the applicable Warrants (including the payment of the applicable exercise price), will be validly issued, fully paid and non-assessable

In rendering the opinion set forth above, we have assumed that (i) at the time of the issuance of any Series E-3 Preferred Stock or any Series E-4 Preferred Stock, upon exercise of any Warrant, there will be a sufficient number of shares of Series E-3 Preferred Stock and Series E-4 Preferred Stock, as applicable, authorized and then available for issuance under the Company’s Certificate of Incorporation as in effect at such time and (ii) at the time of the issuance of any Shares upon conversion of any share of Series E Preferred Stock, there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s Certificate of Incorporation as in effect at such time.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Cellectar Biosciences, Inc.

October 25, 2023

Very truly yours,

/s/ Sidley Austin LLP